Exhibit 99.1

News Release	CORPORATION

7140 Office Circle
P.O. Box 15600
Evansville, IN 47716-0600
Fax: (812) 962-5400

Investor Contact:	David Armstrong
Phone:	(812) 962-5059

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Draws under Its Revolving Credit Facility

EVANSVILLE, Ind. – October 30, 2008 – Accuride Corporation (NYSE:ACW) announced today it is drawing approximately $95 million under its $125 million revolving credit facility under its Fourth Amended and Restated Credit Agreement.  Because the Company does not anticipate that Lehman Commercial Paper Inc. will fund its $16.6 million portion of the drawing due to its bankruptcy filing, the Company anticipates receiving total proceeds of approximately $78.4 million in connection with the borrowing.

Following this borrowing, the remaining balance under the revolving credit facility is approximately $30 million.  Lehman Commercial Paper Inc.’s remaining commitment under the revolving credit facility is approximately $7.6 million.

The revolving credit facility expires in January 2010.

“Although the Company does not have any immediate needs for this additional liquidity, in light of the current financial market conditions and as a precautionary measure, we made the borrowings under our revolver to enhance the quality of the Company’s liquidity,” said Bill Lasky, Accuride’s Interim President and CEO.  “Furthermore, we continue to expect that the Company will remain in compliance with its financial covenants through the end of 2008.”

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis

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parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco, and Brillion.  For more information, visit Accuride’s website at http://accuridecorp.com.

Forward-looking statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding Accuride’s future results.  It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

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